Exhibit 99.2

Contacts:

Corinthian Colleges, Inc.
Dennis Beal, EVP/CFO, Ext. 432
Diane Donohue, Director, IR/PR, Ext. 359
714.427.3000
Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson MS&L
323.866.6060

CORINTHIAN COLLEGES ANNOUNCES $235 MILLION CREDIT FACILITY

- Provides Funding for Expected Future Growth -

Santa Ana, CA, August 19, 2003 – Corinthian Colleges, Inc. (Nasdaq: COCO) today announced that it has amended and increased its credit facility from $100 million to $235 million.

The amended credit facility includes a $185 million domestic facility and a $50 million Canadian facility. The commitments were provided by eight financial institutions, and the credit facility was arranged by Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager.

The new facility, which is effective immediately, matures in three years and is expected to be used to provide funding for Corinthian’s growth plans, including acquisitions, new branch campuses, capital expenditures to remodel, relocate and expand existing facilities, and other working capital requirements.

“This new credit facility, we believe, reflects the lending community’s confidence in Corinthian, based both on the successes we have achieved in the past and our growth plans for the future,” said David G. Moore, chairman and chief executive officer. “In the past fiscal year, Corinthian added six new branch campuses; completed four acquisitions; expanded, relocated or enlarged over 27 existing facilities; and continued to grow our online program. Looking ahead, we intend to use the funds provided by this new facility to continue our growth strategy and to meet the educational requirements of increasing numbers of career-oriented students.”

Tony Digiovanni, Corinthian’s president and chief operating officer, added: “We are very pleased with the tremendous support we have received from our financial partners. We believe this new three-year $235 million credit facility will provide the financial resources to fuel our growth plans over the next several years.”

The lead financial institutions in the syndication are Bank of America, N.A. as Domestic Administrative Agent, Domestic Swing Line Lender and Domestic L/C Issuer and Bank of America, N.A., acting through its Canadian Branch, as Canadian Administrative Agent, Canadian Swing Line Lender and Canadian L/C Issuer; Union Bank of California, N.A. as Syndication Agent; and U.S. Bank National Association and JPMorgan Chase Bank as Co-Documentation Agents.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest for-profit post-secondary education companies in the United States, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. Corinthian operates 80 colleges and two continuing education centers in 21 states, and 45 colleges and 15 corporate training centers in seven Canadian provinces. Upon the expected openings of previously announced branch campuses in Ft. Lauderdale, Florida (first quarter of fiscal 2004), and Jacksonville, Florida (third quarter of fiscal 2004), the company will operate 82 colleges and two continuing education centers in 21 states in the U.S., and 45 colleges and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s expectations that the

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Corinthian Colleges, Inc.
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credit facility will provide financial resources for the company’s growth plans over the next several years, the company’s expectations regarding the opening dates for new branch campuses, and the prospects for future acquisitions and growth opportunities. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including potential difficulties in integrating and operating acquired campuses, possible construction delays for new branch campuses, possible failure or inability to obtain regulatory consents for branch campuses, potential increased competition, changes in student perception, changes in the demand for curricula offered by the company, the effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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